As filed with the Securities and Exchange Commission on June 26, 2006
Registration No. 333-110147

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
MIDWAY GAMES INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2906244 (I.R.S. Employer Identification No.)
2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Deborah K. Fulton, Esq.
Senior Vice President, Secretary and General Counsel
Midway Games Inc.
2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Pamela E. Flaherty, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
(212) 885-5174
     Approximate date of commencement of proposed sale to the public: Not Applicable.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note — Deregistration of Securities:
          This Post-Effective Amendment No. 1 to Form S-3, Registration Statement File no. 333-110147 (the “Registration Statement”), is being filed to deregister all unsold shares of common stock that were previously registered for resale pursuant to the Registration Statement.
          The registration statement was filed with the Securities and Exchange Commission on October 31, 2003 to register the resale of up to an aggregate of 14,152,011 shares of the Registrant’s common stock to be issued (a) upon conversion of the Registrant’s initial 3,500 shares of Series D Convertible Preferred Stock and (b) upon exercise of 1,141,000 three-year common stock purchase warrants (the “Warrants”).
          Subsequently, the 3,500 shares of Series D preferred stock were converted into a total of 9,627,923 shares of common stock (including shares issued in respect of dividends thereon). In addition, the Warrants were exercised, and 1,141,000 shares of common stock were issued in respect thereof.
          Our obligation to maintain effectiveness of the registration statement covering the resale of the common stock underlying the Series D preferred stock and Warrants expired on May 15, 2005.
          The offering has terminated. Pursuant to the Registrant’s undertakings under Item 512(a)(3) of Regulation S-K, the Registrant hereby removes from registration the 3,383,088 unsold shares of its common stock that were registered for resale pursuant to Registration Statement file no. 333-110147.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 26th day of June, 2006.

MIDWAY GAMES INC.

By:	/s/ David F. Zucker

David F. Zucker
President and Chief Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ David F. Zucker	June 26, 2006	President and Chief Executive Officer

David F. Zucker		(Principal Executive Officer)

/s/ Thomas E. Powell	June 26, 2006	Executive Vice President—Finance, Treasurer and Chief

Thomas E. Powell		Financial Officer (Principal Financial Officer)

/s/ James R. Boyle	June 26, 2006	Vice President—Finance, Controller and Assistant

James R. Boyle		Treasurer (Principal Accounting Officer)

/s/ Peter C. Brown	June 26, 2006	Director

Peter C. Brown

/s/ William C. Bartholomay	June 26, 2006	Director

William C. Bartholomay

/s/ Joseph A. Califano, Jr.	June 26, 2006	Director

Joseph A. Califano, Jr.

/s/ Kenneth D. Cron	June 26, 2006	Chairman of the Board

Kenneth D. Cron

/s/ Shari E. Redstone	June 26, 2006	Vice Chairwoman of the Board

Shari E. Redstone

/s/ Ira S. Sheinfeld	June 26, 2006	Director

Ira S. Sheinfeld

/s/ Robert J. Steele	June 26, 2006	Director

Robert J. Steele

/s/ Robert N. Waxman	June 26, 2006	Director

Robert N. Waxman

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